Exhibit 1

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLACKWELLS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BLACKWELLS.

The participants in the proxy solicitation are Blackwells and Jason Aintabi (collectively, the “Participants”).

As of the date hereof, Blackwells beneficially owns 365,100 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). As of the date hereof, Mr. Aintabi beneficially owns 4,150,954 shares of Common Stock, including (i) 365,100 shares of Common Stock owned by Blackwells, of which Mr. Aintabi may be deemed the beneficial owner, as Managing Partner of Blackwells, and (ii) 3,767,854 shares of Common Stock beneficially owned by BW Coinvest Management I LLC, including 50,000 shares underlying call options exercisable within sixty (60) days, which Mr. Aintabi, as the owner and President & Secretary of Blackwells Asset Management LLC, the owner and sole member of BW Coinvest Management I LLC, may be deemed to beneficially own. Collectively, the Participants beneficially own in the aggregate approximately 4,150,954 shares of Common Stock, including 50,000 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof, representing approximately 4.22% of the outstanding shares of Common Stock.